SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                               -------------------


                                    FORM 8-K

                                 CURRENT REPORT



                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):   July 19, 1999

                       Magnitude Information Systems, Inc.
                Exact name of Registrant as specified in charter)

 Delaware               33-20432               75-2228828
(State or other       (Commission            (IRS employer
jurisdiction of       file number)           identification
incorporation                                       no.)


50 Tannery Road, Branchburg, New Jersey                       08876
(Address of principal executive office)                      Zip Code

Registration telephone number, including area code: (908) 534-6400


Former name or former address, if changed since last report)









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Item 5.           Other Events.


     The results of a research test of the Company's "Ergonomic Management System" (EMS), software designed to protect office personnel against ergonomic hazards and properly pace their computer use, have confirmed a positive impact on productivity. The research was conducted in collaboration with Dr. Alan Hedge, Professor of Ergonomics at Cornell University's Department of Design and Environmental Analysis. Focusing on basic typing functions: accuracy of keying and amount of keying, frequency and amount of mouse use, frequency and duration of rest and exercise breaks, the study monitored twenty-one executive, administrative, customer service, underwriter and accounting personnel at New Century Global, an insurance company on Wall Street. The software passively monitored personnel for five weeks, establishing their baseline performance. Then the software was fully activated for 10 people, and all personnel were monitored for an additional five-week period. Steven D. Rudnik, President of the Company, announced that the study disclosed a l3% improvement in work accuracy for those with the activated EMS, representing a true l% increase in total productivity in the five-week period. Rudnik stated that the study results can be translated into a direct cost recoupment for the EMS software of less than three months, with a projected net investment return of approximately 369%. This calculation excludes the injury prevention benefits of the EMS. Mr. Rudnik stated that "although the people using the Company's software were alerted to take more short rest and break periods, this did not impair their overall keystroke and mouse use, and their work accuracy was improved."

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                                   SIGNATURES


          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.


 July 19, 1999                      Magnitude Information Systems, Inc.



                                    By: s/Steven D. Rudnik
                                        Steven D. Rudnik, President
                                        and Chief Executive Officer



















magni-8k.jul

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